Exhibit 10.1
SETTLEMENT AGREEMENT AND RELEASE

Claimant/Counterclaim Respondent John Busshaus (“Busshaus” or “Claimant”) and Respondent/Counterclaim Claimant Liberated Syndication, Inc. (“Libsyn” or “Respondent” or “Company”), parties to Case Number 01-20-0005-0441 before the American Arbitration Association (the “Arbitration”), execute this Settlement Agreement and Release (“Agreement”), agreeing as set forth below. The Effective Date of this Agreement is June 8, 2021.
PREAMBLE

Whereas on or about April 24, 2020, Busshaus initiated an arbitration against Libsyn asserting severance claims for wages, compensation, and benefits arising from his employment agreement originally dated March 1, 2017, and later extended and modified by further agreement, as well as claims for unlawful discharge and violation of Pennsylvania’s Wage Payment and Collection Law (WPCL);

Whereas Libsyn disputed Busshaus’s claims and asserted counterclaims for breach of fiduciary duty, professional negligence, fraud, unjust enrichment, and conversion; and

Whereas the parties desire to settle their disputes and toward that end agree as follows:

1. Discontinuance of the Arbitration Demand. As consideration and inducement for this Agreement, each Party agrees to discontinue his or its claims or counterclaims set forth in the Arbitration with prejudice, without costs to any party, with the exception of Libsyn remaining responsible for all costs of the Arbitration (including AAA fees and the fees of the Arbitrator Michael Fox). Claimant and Respondent agree to jointly move for the dismissal of all claims in the Arbitration via email or other communication to Mr. Fox within one (1) day of receiving the settlement proceeds described in paragraph 2.

2. Payment. The total financial settlement is a payment of $1,650,000 (the “Settlement Amount”) by Libsyn. Within ten (10) days of the Effective Date, $990,000 will be issued to Claimant via a wire (less any withholdings on this amount required by law or authorized by Claimant) at an account to be identified by Claimant, which shall be reported on a Form W-2 in accordance with federal, state, and local tax-reporting requirements, if any (the “W-2 Payment”).1 As to the remaining portion, as payment for counsel fees under the WPCL, Respondent shall make a payment within 10 days of the Effective Date via a wire to DeForest Koscelnik & Berardinelli at an account to be identified for the gross sum of $660,000 and will issue a 1099 MISC to Busshaus related to this payment (the “1099 Payment”). Claimant acknowledges and agrees that this amount represents consideration to which his entitlement is disputed and is adequate consideration for his respective commitments in this Agreement.

In the event that it is subsequently determined by any federal, state, or local taxing authority that Claimant owes any additional taxes with respect to the Settlement Amount, it is expressly agreed that the determination of any tax liability, if any, is between the Claimant and that taxing authority, and Respondent will not be responsible for the payment of such taxes, including any interest and penalties, except with respect to any of Respondent’s portions of FICA and other federal employer-portion tax withholding associated with the payment set forth in this paragraph.

3. Claimant’s Payment of Other Federal Income Tax Obligations. Libsyn issued certain Corrected W-2s to Claimant for tax years 2017, 2018, and 2019. Claimant agrees that he shall be solely responsible for any and all federal income taxes owed in connection with the Corrected W-2s as determined by the IRS based on amended tax returns filed by Busshaus. Claimant agrees to extinguish any such tax liability by, in the first instance, using the W-2 Payment toward payment of the tax liability, and in the second instance, to the extent possible, by paying any remaining portion of taxes owed within thirty (30) days of receipt of his federal tax refund for tax year 2021. Notwithstanding the foregoing, Claimant agrees that he shall extinguish any tax liability associated with the Corrected W-2s by no later than June 30, 2022. Further, Claimant agrees to provide Libsyn at the appropriate time with completed Form 4669(s), whether in connection with his tax obligations associated with the Corrected W-2s or the Settlement Amount, as well as any other reasonable evidence to confirm the above payments as requested by Libsyn for each of the above tax years.

4. Forfeiture of 1,062,500 Shares of Libsyn Stock. The 1,062,500 unvested performance shares of Libsyn stock at issue in the Arbitration (the “Forfeited Shares”) will be deemed forfeited by Claimant upon execution of this Agreement and the associated stock certificate(s) shall be returned to Libsyn and/or the transfer agent within fourteen (14) days of the Effective Date. Claimant will have no further, right, title or interest in the Forfeited Shares. If Claimant is unable in good faith to return the stock certificates within 14 days of the Effective Date, his failure shall not be deemed a material breach of this Agreement and the parties shall work together in good faith to accomplish the return contemplated by this paragraph.

Busshaus was previously issued 937,500 shares of Libsyn stock that have vested (the “Vested Shares”). The Vested Shares are not covered by the preceding paragraph. Libsyn agrees not to object to or dispute any legal opinion related to Rule 144 or to remove any restrictive legend that is acceptable to the transfer agent.

5. Wizzard Software Credit Card in the Name of Busshaus. Within thirty (30) days of the Effective Date, Libsyn will remove all charges, including recurring charges related to Amazon or Amazon Prime, from this credit card, will remove the card from Amazon or Amazon Prime as a stored card so that no more Libsyn-related charges are made to this credit card, and will verify in writing to counsel for Busshaus that the foregoing has occurred. If Libsyn is unable in good faith to remove all charges within 30 days of the Effective Date, Libsyn’s failure shall not be deemed a material breach of this Agreement and the parties shall work together in good faith to remove all charges as contemplated by this paragraph. Busshaus will then take any required action to close out and cancel the card.

6. Mutual Release.

a.           Busshaus Release of Libsyn. Unless expressly excepted by the terms of this Agreement or with regard to a claim for breach of this Agreement, Claimant hereby releases, waives, and forever discharges Respondent, including its past or present employees, officers, directors, trustees, board members, stockholders, agents, parent entities, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Libsyn Released Parties”) from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that have arisen to date or may arise in the future from, out of, or related to any employment of Claimant by Respondent and all actions or omissions taken or committed as part of that employment or the termination thereof or resignation therefrom, including but not limited to the claims asserted or raised in the Arbitration or which could have been asserted or raised in the Arbitration (the “Busshaus Claims”). This paragraph is not intended to and does not modify, limit, or alter Libsyn’s obligations under paragraphs 7 and 8 hereof.

b.           Libsyn Release of Busshaus. Unless expressly excepted by the terms of this Agreement or with regard to a claim for breach of this Agreement, Respondent hereby releases, waives, and forever discharges Claimant, including his agents and other representatives, heirs, administrators, executors, and assigns, and anyone acting on their joint or several behalf (the “Busshaus Released Parties”) from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that have arisen to date or may arise in the future from, out of, or related to any employment of Claimant by Respondent and all actions or omissions taken or committed as part of that employment or the termination thereof or resignation therefrom, including but not limited to the claims asserted in the Counterclaims or otherwise asserted or raised in the Arbitration or which could have been asserted or raised in the Arbitration (the “Libsyn Claims”).

7. Libsyn’s Defense, Hold Harmless, and Indemnification of Busshaus. Libsyn agrees to defend, hold harmless, and indemnify Busshaus to the fullest extent required or permitted by law, including advancement of defense costs and expenses, with regard to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of Libsyn, by reason of the fact that Busshaus is or was an officer and/or employee of Libsyn, including actions or omissions taken or occurring in those capacities. In connection with any of the foregoing obligations, Libsyn shall have the right to select counsel and other professionals to represent Claimant’s interests, subject to the consent of Busshaus, which consent will not be unreasonably withheld.

Busshaus represents and warrants that, to his knowledge, he presently is not a party to or the subject of any threatened, pending or completed action, suit, proceeding, or inquiry, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation that would implicate the above paragraph. Any breach of these representations shall be considered a material breach of this settlement agreement.

The above paragraph concerning Libsyn’s indemnification and defense obligations is not intended to and does not cover the litigation captioned as 1:19-cv-09070-NRB, SEC v. Spencer and Busshaus in the U.S. District Court for the Southern District of New York. The Parties acknowledge that each is aware of class action solicitations made by one or more attorneys related to recent SEC filings by Libsyn.

In any threatened, pending or completed action, suit, proceeding, or inquiry, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, Busshaus agrees to provide reasonable and good faith cooperation and assistance if requested by Libsyn in its defense of any such threatened, pending or completed action, suit, proceeding, or inquiry, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation.

8. D&O Insurance. In connection with the execution of this Settlement Agreement, Libsyn has provided Busshaus with copies of its Management Liability and Company Reimbursement Insurance Policy Declarations issued by XL Specialty Insurance Company and its Directors and Officers Liability Excess DIC Policy Declarations issued by Westchester. Libsyn represents and warrants that it will use its best efforts to maintain coverage at roughly the same levels identified in the foregoing declarations, including, if necessary, appropriate tail coverage to avoid any potential lapse in coverage.

9. Cooperation. So long as such cooperation does not implicate the limitations placed on Busshaus by the October 11, 2019 Section 102(e) Order issued by the SEC, in addition to the cooperation contemplated by paragraph 7, above, Busshaus agrees to, in good-faith, be reasonably available to respond to requests or questions (by phone or e-mail) in connection with any reasonable request by the Company regarding matters of which Busshaus has personal knowledge or which were within the purview of Busshaus’ job responsibilities while employed by Libsyn. This includes responding to request for historical documents and other information that Busshaus may have as a result of his tenure with the Company.

So long as such cooperation does not implicate the limitations placed on Busshaus by the October 11, 2019 Section 102(e) Order issued by the SEC, Busshaus also agrees to reasonably cooperate with Libsyn in assisting in the defense of any existing or future charges, claims, demands, complaints, subpoenas, government investigations, arbitrations or lawsuits filed against Libsyn, including any of its past or present directors or officers, related or affiliated companies, parent companies, or subsidiaries, or in the prosecution of any claim, demand, complaint, arbitration or lawsuit filed by Libsyn against any person or entity (collectively, “Libsyn Actions”), where Busshaus, during Busshaus’ employment with the Company, had involvement in or knowledge of any decision, negotiation or other process or procedure that is the subject of any of the Libsyn Actions, where Busshaus had previously participated in the defense of any of the Libsyn Actions, or where it is alleged that Busshaus has knowledge of any facts at issue in any of the Libsyn Actions. Busshaus’ cooperation shall include, but not be limited to, meeting with Libsyn’s counsel and providing sworn statements and testimony where and when reasonably requested. Busshaus agrees that he shall not be entitled to any payments or compensation for providing such cooperation, excluding any required travel expenses.

10. No Admission Of Liability. Claimant and Respondent each acknowledge and agree that neither Party by providing the consideration described above and by entering into this Agreement, admits or has admitted to any unlawful conduct or liability to the other Party or to any allegations made by the other Party in the Arbitration. Accordingly, the Agreement shall not be admissible as evidence in any federal, state, or regulatory/administrative proceeding as evidence that any party has prevailed, except that the Agreement may be submitted to any appropriate tribunal in any proceeding brought by either party alleging breach of the Agreement.

11. Knowing and Voluntary Execution. Each Party represents and warrants that, prior to executing the Agreement, he or it has been advised to consult with counsel; he or it has had a reasonable opportunity to consider the terms of the Agreement; he or it has fully discussed its meaning and effect with his or its attorney; his or its attorney has explained the meaning and effect of each of the provisions of the Agreement; and he or it has entered into the Agreement voluntarily. Libsyn further represents that it has the authority from its Board of Directors to enter into this Agreement.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the rules of the American Arbitration Association (AAA) then in effect at the time of the arbitration, and otherwise in accordance with the principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Claimant and Respondent.

13. No Assignment Of Claims. Each party hereby represents and warrants that he or it has not previously assigned nor purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

14. Severability. Should any provision of the Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and any illegal or invalid part, term, or provision shall be deemed not to be part of the Agreement.

15. Counterparts. The Agreement may be executed in one (1) or more counterparts, each deemed to be a duplicate original, and all of which, taken together, shall constitute a single instrument. The Agreement may be executed by electronic signature (e.g, DocuSign) so long as there is a contemporaneous record of an intent to sign.

16. Notices. Any and all Notices sent pursuant to this Agreement shall be deemed validly sent if sent via Federal Express (or similar carrier) and/or via email to the following respective addresses:

a.
To the Company:
5001 Baum Blvd, #770
Pittsburgh, Pennsylvania 15213
Attn: Laurie Sims
laurie@libsyn.com

With a copy to:

Maria Gall
Ballard Spahr LLP
1980 Festival Plaza Drive, Suite 900
Las Vegas, Nevada 89135
gallm@ballardspahr.com

b.
To John Busshaus:
John Busshaus
3227 McAlister Farm Lane
Allison Park PA 15101
jbusshaus@gmail.com

With a copy to:
David Berardinelli
Deforest Koscelnik & Berardinelli
3000 Koppers Building
Pittsburgh, PA 15219
berardinelli@deforestllawfirm.com

17. Entire Agreement. The Parties agree that this Agreement is the complete agreement and understanding between the parties with respect to the subject matter hereof and that it supersedes and preempts any prior understandings, agreements or representations by or between the Parties, written or oral, on the subject matter hereof. The terms of the Agreement may not be modified or waived except in writing signed by both of the parties hereto in order to be binding.

[Signatures On Following Page]

1 Because the W-2 Payment to Busshaus qualifies as “supplemental wages” under Treas. Reg. 31.3402(g)-1(a)(1)(i) and because the three conditions described in Treas. Reg. 31.3402(g)-1(a)(7)(i)(A)-(C) are satisfied, the Parties agree that the optional flat-rate withholding method described at Treas. Reg. 31.3402(g)-1(a)(1)(vi) will be used to determine the appropriate withholding as to the W-2 Payment. Treas. Reg. 31.3402(g)-1(a)(1)(vi) & (7). Currently, that optional flat-rate method withholding rate is 22% rate as described at Treas. Reg. 31.3402(g)-1(a)(7)(iii)(F), as amended by Tax Reform’s change of the corresponding rate at IRC 1(i)(2) and will be used by the Parties.  IRS Notice 2018-14, IV.

IN WITNESS WHEREOF, in consideration of their respective commitments herein set forth and with the intention to be legally bound hereby, the parties hereto have executed the Agreement, in counterpart originals or otherwise, as of the dates set forth below.

Liberated Syndication, Inc., by:

Date: June 8, 2021	By:	/s/ Brad Tirpak
Brad Tirpak
Chairman of the Board

John Busshaus, by:

Date: June 8, 2021	By:	/s/ John Busshaus
John Busshaus